Exhibit 99

PRESS RELEASE
FOR IMMEDIATE RELEASE:	May 8, 2018
For Further Information:	Timothy T. O'Dell, President & CEO
Phone: 614.334.7979
Fax: 614.334.7980

CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2018 FINANCIAL RESULTS

Worthington, Ohio – May 8, 2018 – Central Federal Corporation (NASDAQ: CFBK) (the “Company”) today announced financial results for the first quarter and the year ended March 31, 2018.

Highlights

•	Income before income tax expense was $978,000 for the three months ended March 31, 2018 and increased $366,000, or 59.8%, compared to $612,000 for the three months ended March 31, 2017
•	Net income for the three months ended March 31, 2018 totaled $792,000 and increased $388,000, or 96.0%, compared to net income of $404,000 for the three months ended March 31, 2017.
•	Net interest income totaled $3.9 million for the quarter ended March 31, 2018 and increased $845,000, or 27.6%, compared to $3.1 million for the quarter ended March 31, 2017.
•	Consistent with our focus on growing noninterest income, we invested in hiring an experienced mortgage team during the first quarter to expand our mortgage business.

Overview of Results

The Company’s income before income tax expense for the quarter ended March 31, 2018 totaled $978,000 and increased $366,000, or 59.8%, compared to $612,000 for the quarter ended March 31, 2017. The increase in income before income tax expense was due to a $845,000 increase in net interest income, a $315,000 increase in noninterest income, partially offset by a $794,000 increase in noninterest expense.

On December 22, 2017, the “Tax Cuts and Jobs Act” was enacted into law reducing the federal corporate tax rate to 21%, effective January 1, 2018, which impacted the comparability of net income (after tax) between periods.  Net income for the three months ended March 31, 2018 totaled $792,000 and increased $388,000, or 96.0%, compared to net income of $404,000 for the three months ended March 31, 2017.  The increase in net income was due to a $845,000 increase in net interest income,  a $315,000 increase in noninterest income and a $22,000 decrease in tax expense, partially offset by a $794,000 increase in noninterest expense.

Net income attributable to common stockholders for the three months ended March 31, 2018, totaled $766,000, or $0.03 per diluted common share, and increased $576,000, or 303%, compared to net income attributable to common stockholders of $190,000, or $0.01 per diluted common share, for the three months ended March 31, 2017.  For the three months ended March 31, 2018, the accretion of discount from the Company’s Series B Preferred Stock reduced net income by $26,000.  For the three months ended March 31, 2017, preferred dividends on the Company’s Series B Preferred Stock and accretion of discount reduced net income attributable to common stockholders by $214,000. The decrease in the preferred dividends on the Series B preferred stock and accretion of discount is due to the conversion of the Company’s Preferred Stock into shares of Common Stock of the Company, effective October 6, 2017, resulting in the elimination of the preferred dividend payments beginning with the fourth quarter of 2017 of approximately $187,500 quarterly.

Timothy T. O’Dell, President and CEO, commented, “We remain pleased with our earnings growth and trajectory as income before income tax expense for the quarter grew by approximately 60% compared to first quarter of 2017.  In addition, noninterest income, an important area of focus for us, is reflecting significant growth (increasing by 189%) compared to the first quarter of the prior year.  We hired a talented and experienced mortgage team during the first quarter to expand our mortgage lending business.  This investment in and expansion of our mortgage lending business is a primary driver of the increase in noninterest income along with improved levels of deposit transactional related fees, mostly with business customers.  More recently, we also received designation as an SBA preferred lender, which we hope to translate into increased volumes of saleable SBA guaranteed loans.    Our CF Leadership Team remains focused on continuously improving sales and business execution, which we believe is an important key to increasing shareholder and franchise value.”

Net interest income.  Net interest income totaled $3.9 million for the quarter ended March 31, 2018 and increased $845,000, or 27.6%, compared to $3.1 million for the quarter ended March 31, 2017.  The increase in net interest income was primarily due to a $1.2 million, or 32.3%, increase in interest income, partially offset by a $402,000, or 50.8%, increase in interest expense.  The increase in interest income was primarily attributed to a $68.3 million, or 17.5%, increase in average interest-earning assets outstanding and a 50bp increase in average yield on interest-earning assets.  The increase in interest expense was primarily attributed to a $50.4 million, or 16.5%, increase in average interest-bearing liabilities and a 31bps increase in the average cost of funds on interest-bearing liabilities.  As a result, net interest margin of 3.41% for the quarter ended March 31, 2018 increased 27bps compared to the net interest margin of 3.14% for the quarter ended March 31, 2017.

Robert E. Hoeweler, Chairman of the Board, added “We are extremely pleased by our consistent and solid earnings growth and overall Bank performance.  We remain well positioned to take advantage of both organic and geographic growth and expansion opportunities.”

Provision for loan and lease losses.  The provision for loan and lease losses totaled $0 and $0 for the quarters ended March 31, 2018 and March 31, 2017, respectively, which is due to continued improvement in credit quality, favorable trends in certain qualitative factors and net recoveries.  Net recoveries for the quarter ended March 31, 2018 totaled $6,000, compared to net recoveries of $17,000 for the quarter ended March 31, 2017.

Noninterest income.  Noninterest income for the quarter ended March 31, 2018 totaled $481,000 and increased $315,000, or 189.8%, compared to $166,000 for the quarter ended March 31, 2017.   The increase was primarily due to a $285,000 increase in net gain on sale of loans and a $29,000 increase in service charges on deposit accounts.  The increase in net gain on sale of loans was a result of increased sales volume due to the expansion of the mortgage business.    The increase in service charges on deposit accounts was related to increased account relationships and pricing.

Noninterest expense.  Noninterest expense for the quarter ended March 31, 2018 totaled $3.4 million and increased $794,000, or 30.3%, compared to $2.6 million for the quarter ended March 31, 2017.  The increase in noninterest expense during the three months ended March 31, 2018 was primarily due to a $483,000 increase in salaries and employee benefits expense and a $250,000 increase in advertising and marketing expense.  The increase in salaries and employee benefits was primarily due to the hiring of mortgage personnel during the first quarter in connection with the expansion of our mortgage business, consistent with our focus on driving noninterest income. The increase in salaries and employee benefits also resulted from an increase in personnel associated with the opening of our Glendale branch, the addition of experienced treasury management personnel, and an increase in credit and finance personnel to support our growth, infrastructure and risk management practices.  The increase in advertising and marketing expense is primarily due to increased expenditures in this area related to the expansion of our mortgage business, coupled with increased advertising focusing on increasing core deposits.

Income tax expense.  Income tax expense was $186,000 for the quarter ended March 31, 2018, a decrease of $22,000 compared to $208,000 for the quarter ended March 31, 2017.  The decrease is due to the “Tax Cuts and Jobs Act” that was enacted into law reducing the federal corporate tax rate to 21%, effective January 1, 2018.  As a result, the effective tax rate for the quarter ended March 31, 2018 decreased to approximately 19.1%, as compared to approximately 34.0% for the quarter ended March 31, 2017.

Balance Sheet Activity

General.  Assets totaled $529.9 million at March 31, 2018 and increased $48.5 million, or 10.1%, from $481.4 million at December 31, 2017.  The increase was primarily due to a $24.9 million increase in cash and cash equivalents, a $16.1 million increase in net loan balances and a $7.7 million increase in loans held for sale.

Cash and cash equivalents.  Cash and cash equivalents totaled $70.4 million at March 31, 2018, and increased $24.9 million, or 54.7%, from $45.5 million at December 31, 2017.  The increase in cash and cash equivalents was primarily attributed to management’s use of short-term CDARS deposits in anticipation of quarter end fluctuations associated with its mortgage business, along with ongoing efforts to grow core deposits to fund loan growth.

Securities.  Securities available for sale totaled $11.2 million at March 31, 2018, and decreased $588,000, or 5.0%, compared to $11.8 million at December 31, 2017.  The decrease was primarily due to scheduled maturities and repayments.

Loans and Leases.    Net loans and leases totaled $422.5 million at March 31, 2018, and increased $16.1 million, or 4.0%, from $406.4 million at December 31, 2017.  The increase was primarily due to a  $6.4 million increase in total consumer loan balances,  a $5.7 million increase in commercial real estate loan balances, a $4.4 million increase in multi-family residential loan balances, a $3.8 million increase in single-family residential loan balances, partially offset by a  $3.0 million decrease in construction loan balances and a  $1.2 million decrease in commercial loan balances.  The increases in the aforementioned loan balances were primarily due to increased sales activity and new relationships, coupled with the purchase of a pool of primarily residential mortgage loans.

Allowance for loan and lease losses (ALLL).    The allowance for loan and lease losses totaled $7.0 million at March 31, 2018, and increased $6,000, or 0.1%, from $7.0 million at December 31, 2017.  The increase in the ALLL is due to net recoveries during the three months ended March 31, 2018.  The ratio of the ALLL to total loans was 1.62% at March 31, 2018, compared to 1.69% at December 31, 2017.  In addition, the ratio of the ALLL to nonperforming loans improved to 1744.0% at March 31, 2018, compared to 1483.0% at December 31, 2017.

Deposits.  Deposits totaled $461.0 million at March 31, 2018, an increase of $42.0 million, or 10.0%, from $419.0 million at December 31, 2017.  The increase is primarily attributed to a $37.5 million increase in certificate of deposit account balances, a $7.0 million increase in checking account balances, and a $160,000 increase in savings account balances,  partially offset by a $2.7 million decrease in money market account balances.  The increase was primarily attributed to management’s use of short-term CDARS deposits in anticipation of quarter end fluctuations associated with its mortgage business, along with ongoing efforts to grow core deposits to fund loan growth.

Stockholders’ equity. Stockholders’ equity totaled $41.1 million at March 31, 2018, an increase of $841,000, or 2.1%, from $40.3 million at December 31, 2017.  The increase in total stockholders’ equity was primarily attributed to net income, which was partially offset by the accretion of discount from the Company’s Series B Preferred Stock.

About Central Federal Corporation and CFBank

Central Federal Corporation is a financial holding company that owns 100% of the stock of CFBank, National Association (CFBank), which was formed in Ohio in 1892 and converted from a federal savings association to a national bank on December 1, 2016. CFBank has a presence in four major metro Ohio markets – Columbus, Cleveland, Cincinnati and Akron markets – as well as its two locations in Columbiana County, Ohio.  Additionally, In February 2018, CFBank entered into a new lease agreement in Columbus, Ohio in Franklin County for the opening of a loan production office.  CFBank provides personalized Business Banking products and services including commercial loans and leases, commercial and residential real estate loans and treasury management depository services.  As a full service commercial bank, our business, along with our products and services, is focused on serving the banking and financial needs of closely held businesses.  Our business model emphasizes personalized service, customer access to decision makers, quick execution, and the convenience of online internet banking, mobile banking, remote deposit and corporate treasury management.  In addition, CFBank provides residential lending and full service retail banking services and products.

Additional information about the Company and CFBank is available at www.CFBankOnline.com

FORWARD LOOKING STATEMENTS

This earnings release or other materials we have filed or may file with the Securities and Exchange Commission (“SEC”) contain or may contain  forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Reform Act of 1995, which are made in good faith by us.  Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the management or Boards of Directors of Central Federal Corporation (the “Holding Company”) or CFBank, National Association (“CFBank” and together with the Holding Company, the “Company”); (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements.  Words such as "estimate," "strategy," "may," "believe," "anticipate," "expect," "predict," "will," "intend," "plan," "targeted," and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements.  The following, among other factors,  including those identified in Item 1A of our Form 10-K filed with SEC for the year ended December 31, 2017, could cause such differences:

•

changes in economic and political conditions could adversely affect our earnings through declines in deposits, loan demand, the ability of our customers to repay loans and the value of the collateral securing our loans;

•	changes in interest rates that may reduce net interest margin and impact funding sources;
•	the possibility that our allowance for loan and lease losses may not be adequate to cover and/or we will need to make increased provisions for loan and lease losses;
•	our ability to maintain sufficient liquidity to continue to fund our operations;
•	our ability to effectively manage our growth;
•	changes in market rates and prices, including real estate values, which may adversely impact the value of financial products including securities, loans and deposits;
•	the possibility of other-than-temporary impairment of securities held in our securities portfolio;
•

results of examinations of the Holding Company and CFBank by their regulators, including the possibility that the regulators may, among other things, require CFBank to increase its allowance for loan and lease losses or write-down assets;

•	our ability to continue to meet regulatory requirements and guidelines to which we are subject;
•	our ability to maintain consistent earnings or profitability in the future;
•	our ability to raise additional capital if and when necessary in the future;
•	changes in tax laws, rules and regulations;
•	increases in deposit insurance rates or premiums;
•	legislative and regulatory changes which may increase compliance costs and burdens;
•	unexpected losses of key management;
•

various monetary and fiscal policies and regulations, including those determined by the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of the Comptroller of the Currency;

•	further increases in competition from other local and regional commercial banks, savings banks, credit unions and other non-bank financial institutions;
•

any efforts to minimize cyber-security risks may increase our costs, and a failure, interruption or breach of security of our systems could disrupt our business and adversely affect our reputation and customer relationships;

•	technological factors which may affect our operations, pricing, products and services;

•	unanticipated litigation, claims or assessments; and
•	Management's ability to manage these and other risks.

Forward-looking statements are not guarantees of performance or results.  A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement.  We believe that we have chosen these assumptions or bases in good faith and that they are reasonable.  We caution you, however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material.  The forward-looking statements included in this earnings release speak only as of the date hereof.  We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Income
($ in thousands, except share data)
(unaudited)	Three months ended
	March 31,
	2018	2017	% change

Total interest income	$5,104	$3,857	32%
Total interest expense	1,193	791	51%
Net interest income	3,911	3,066	28%

Provision for loan and lease losses	-	-	n/m
Net interest income after provision for loan and lease losses	3,911	3,066	28%

Noninterest income
Service charges on deposit accounts	118	89	33%
Net gain on sales of loans	308	23	1239%
Other	55	54	2%
Noninterest income	481	166	190%

Noninterest expense
Salaries and employee benefits	1,897	1,414	34%
Occupancy and equipment	167	152	10%
Data processing	231	277	-17%
Franchise and other taxes	102	91	12%
Professional fees	250	248	1%
Director fees	97	69	41%
Postage, printing and supplies	49	43	14%
Advertising and marketing	267	17	1471%
Telephone	32	32	0%
Loan expenses	15	38	-61%
Foreclosed assets, net	-	7	-100%
Depreciation	59	51	16%
FDIC premiums	88	71	24%
Regulatory assessment	34	32	6%
Other insurance	22	26	-15%
Other	104	52	100%
Noninterest expense	3,414	2,620	30%

Income before income taxes	978	612	60%
Income tax expense	186	208	-11%
Net Income (loss)	$792	$404	96%
Dividends on Series B preferred stock and accretion of discount	(26)	(214)	-88%
Earnings (loss) attributable to common stockholders	$766	$190	303%

Share Data
Basic earnings (loss) per common share	$0.03	$0.01
Diluted earnings (loss) per common share	$0.03	$0.01

Average common shares outstanding - basic	23,336,008	16,292,166
Average common shares outstanding - diluted	24,692,080	17,634,698

n/m - not meaningful

Consolidated Statements of Financial Condition

	At or for the three months ended
($ in thousands)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2018	2017	2017	2017	2017
Assets
Cash and cash equivalents	$70,396	$45,498	$27,956	$34,199	$24,307
Interest-bearing deposits in other financial institutions	100	100	100	100	100
Securities available for sale	11,185	11,773	11,878	12,925	14,007
Loans held for sale	8,863	1,124	3,509	649	830
Loans and leases	429,471	413,376	394,713	372,807	367,916
Less allowance for loan and lease losses	(6,976)	(6,970)	(6,964)	(6,958)	(6,942)
Loans and leases, net	422,495	406,406	387,749	365,849	360,974
FHLB and FRB stock	3,251	3,227	3,227	3,186	3,186
Foreclosed assets, net	-	-	-	-	204
Premises and equipment, net	3,584	3,533	3,572	3,394	3,409
Bank owned life insurance	5,098	5,065	5,030	4,997	4,963
Accrued interest receivable and other assets	4,955	4,699	5,880	6,310	4,481
Total assets	$529,927	$481,425	$448,901	$431,609	$416,461

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing	$91,359	$89,588	$76,445	$85,129	$72,001
Interest bearing	369,686	329,440	304,508	284,182	276,244
Total deposits	461,045	419,028	380,953	369,311	348,245
FHLB advances and other debt	19,500	13,500	19,000	13,500	21,500
Advances by borrowers for taxes and insurance	236	489	182	104	132
Accrued interest payable and other liabilities	2,889	2,992	3,061	3,543	1,860
Subordinated debentures	5,155	5,155	5,155	5,155	5,155
Total liabilities	488,825	441,164	408,351	391,613	376,892

Stockholders' equity	41,102	40,261	40,550	39,996	39,569
Total liabilities and stockholders' equity	$529,927	$481,425	$448,901	$431,609	$416,461

Consolidated Financial Highlights
	At or for the three months ended
($ in thousands except per share data)	Mar 31,	Dec 31,	Sept 30,	Jun 30,	Mar 31,
(unaudited)	2018	2017	2017	2017	2017

Earnings
Net interest income	$3,911	$3,701	$3,504	$3,402	$3,066
Provision for loan and lease losses	$-	$-	$-	$-	$-
Noninterest income	$481	$205	$195	$177	$166
Noninterest expense	$3,414	$2,900	$2,682	$2,753	$2,620
Net Income (loss)	$792	$(299)	$685	$556	$404
Dividends on Series B preferred stock and accretion of discount	$(26)	$(23)	$(214)	$(215)	$(214)
Earnings (loss) available to common stockholders	$766	$(322)	$471	$341	$190
Basic earnings (loss) per common share	$0.03	$(0.01)	$0.03	$0.02	$0.01
Diluted earnings (loss) per common share	$0.03	$(0.01)	$0.03	$0.02	$0.01

Performance Ratios (annualized)
Return on average assets	0.66%	(0.26%)	0.64%	0.54%	0.39%
Return on average equity	7.83%	(2.94%)	6.81%	5.60%	4.10%
Average yield on interest-earning assets	4.45%	4.38%	4.36%	4.30%	3.95%
Average rate paid on interest-bearing liabilities	1.34%	1.28%	1.16%	1.06%	1.03%
Average interest rate spread	3.11%	3.10%	3.20%	3.24%	2.91%
Net interest margin, fully taxable equivalent	3.41%	3.40%	3.47%	3.50%	3.14%
Efficiency ratio	77.73%	74.24%	72.51%	76.92%	81.06%
Noninterest expense to average assets	2.82%	2.51%	2.49%	2.66%	2.51%

Capital
Tier 1 capital leverage ratio (1)	10.21%	9.37%	9.99%	10.16%	9.88%
Total risk-based capital ratio (1)	13.05%	11.91%	12.22%	12.60%	12.47%
Tier 1 risk-based capital ratio (1)	11.80%	10.65%	10.97%	11.35%	11.22%
Common equity tier 1 capital to risk weighted assets (1)	11.80%	10.65%	10.97%	11.35%	11.22%
Equity to total assets at end of period	7.76%	8.36%	9.03%	9.27%	9.50%
Book value per common share	$1.76	$1.72	$1.75	$1.72	$1.69
Tangible book value per common share	$1.76	$1.72	$1.75	$1.72	$1.69
Period-end market value per common share	$2.32	$2.75	$2.42	$2.08	$2.14
Period-end common shares outstanding	23,315,547	23,349,613	16,280,577	16,288,577	16,288,577
Average basic common shares outstanding	23,336,008	22,796,359	16,282,077	16,288,577	16,292,166
Average diluted common shares outstanding	24,692,080	22,796,359	24,520,626	17,621,111	17,634,698

Asset Quality
Nonperforming loans	$400	$470	$1,038	$1,098	$1,385
Nonperforming loans to total loans	0.09%	0.11%	0.26%	0.29%	0.38%
Nonperforming assets to total assets	0.08%	0.10%	0.23%	0.25%	0.38%
Allowance for loan and lease losses to total loans	1.62%	1.69%	1.76%	1.87%	1.89%
Allowance for loan and lease losses to nonperforming loans	1744.00%	1482.98%	670.91%	633.70%	501.23%
Net charge-offs (recoveries)	$(6)	$(6)	$(6)	$(16)	$(17)
Annualized net charge-offs (recoveries) to average loans	(0.01%)	(0.01%)	(0.01%)	(0.02%)	(0.02%)

Average Balances
Loans	$415,262	$389,208	$372,346	$361,843	$329,618
Assets	$483,637	$461,945	$431,008	$413,786	$418,340
Stockholders' equity	$40,478	$40,747	$40,219	$39,748	$39,404
(1) Regulatory capital ratios of CFBank